Filed pursuant to Rule 424(b)(5)
Registration No. 333-55890

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 9, 2002
Prospectus Supplement to Prospectus dated February 28, 2001.

$

BOSTON EDISON COMPANY

            % Debentures due

Boston Edison Company will pay interest on the debentures on              and              of each year. The first interest payment will be made on             . The debentures will be issued in denominations of $1,000 and integral multiples of $1,000.

We may redeem the debentures in whole or in part at any time at the redemption prices set forth in this prospectus supplement.

	Price to Investors(1)		Underwriters’ Discount		Proceeds, before expenses, to us
Per debenture		%		%		%
Total, before expenses, to us	$		$		$

(1) Plus accrued interest from             , if settlement occurs after that date.

The underwriters expect to deliver the debentures in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on October     , 2002.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Banc One Capital Markets, Inc.	Credit Suisse First Boston	Salomon Smith Barney

Fleet Securities, Inc.
BNY Capital Markets, Inc.
The Royal Bank of Scotland
Goldman, Sachs & Co.

Prospectus Supplement dated October     , 2002.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely upon any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the debentures offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

THE COMPANY

Boston Edison Company (“Boston Edison” or the “Company”) is a regulated public utility incorporated in 1886 under Massachusetts law and is a wholly-owned subsidiary of NSTAR. Boston Edison’s wholly-owned subsidiaries are Harbor Electric Energy Company and BEC Funding LLC. NSTAR is an energy delivery company serving approximately 1.3 million customers in Massachusetts, including approximately 1.1 million electric customers in 81 communities and 246,000 gas customers in 51 communities. NSTAR is an exempt public utility holding company. NSTAR’s retail utility subsidiaries are Boston Edison, Commonwealth Electric Company (ComElectric), Cambridge Electric Light Company (Cambridge Electric) and NSTAR Gas Company (NSTAR Gas). NSTAR’s three retail electric companies operate under the brand name “NSTAR Electric.”

Boston Edison currently supplies electricity at retail to an area of 590 square miles, including the city of Boston and 39 surrounding cities and towns. The population of the area served with electricity at retail is approximately 1.6 million. In 2001, Boston Edison served an average of approximately 681,000 customers. Boston Edison also supplies electricity at wholesale for resale to other utilities and municipal electric departments.

Harbor Electric Energy Company, a wholly-owned subsidiary of Boston Edison, provides distribution services and ongoing support to its sole customer, the Massachusetts Water Resource Authority’s wastewater treatment facility located on Deer Island in Boston, Massachusetts.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges are as follows for the five most recent fiscal years and the twelve months ended June 30, 2002:

Twelve Months Ended June 30,	Fiscal Year Ended December 31,
2002(1)	2001(1)	2000(1)	1999(1)	1998	1997
2.91x	3.10x	2.91x	3.06x	3.38x	2.95x

(1)
Fixed charges include interest expense related to securitization of approximately $39.4 million for the twelve months ended June 30, 2002, approximately $41.5 million for the year ended December 31, 2001, approximately $45.5 million for the year ended December 31, 2000 and approximately $20.4 million for the year ended December 31, 1999. Excluding securitization interest, the ratios of earnings to fixed charges would be 3.93x for the twelve months ended June 30, 2002, 4.24x for the year ended December 31, 2001, 3.95x for the year ended December 31, 2000 and 3.52x for the year ended December 31, 1999.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The net proceeds from the sale of the debentures will be used to repay our outstanding short-term commercial paper obligations, which had a weighted average annual interest rate of 1.79% and a weighted average maturity of 4 days as of October 8, 2002. The obligations to be repaid were used to finance capital expenditures and general working capital needs. Any remaining proceeds from the sale of the debentures will be used to reduce our equity capitalization. NSTAR has informed us that it will use any payments received as a result of its equity investment in us to repay its outstanding short-term commercial paper obligations.

DESCRIPTION OF THE DEBENTURES

General

You should read the following information in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus.

We are offering debentures with an initial aggregate principal amount of $                    . We will issue the debentures under an indenture, dated as of September 1, 1988, as supplemented, between us and The Bank of New York (as successor to Bank of Montreal Trust Company), as trustee. We will issue the debentures in denominations of $1,000 and integral multiples of $1,000. We may, without the consent of the holders, increase the principal amount of the debentures in the future, on the same terms and conditions and with the same CUSIP number as the debentures being offered hereby.

The debentures will mature on             . We will pay interest on the debentures at the rate of             % per annum, computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable semiannually on              and              in each year and at maturity. We will make the first interest payment on the debentures on             . We will make each interest payment to the persons in whose names the debentures are registered at the close of business on the              or              immediately preceding the interest payment date.

We will issue the debentures in the form of one or more global securities, which will be deposited with The Depository Trust Company (“DTC”) and registered in the name of DTC’s nominee. Information regarding DTC’s book-entry system is set forth under “Global Securities” in the accompanying prospectus.

Redemption at Our Option

We may, at our option, redeem the debentures in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the debentures to be redeemed, plus accrued interest to the redemption date, or

•
as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the debentures to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus              basis points, plus accrued interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the debentures that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debentures.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Banc One Capital Markets, Inc., Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the debentures to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debentures or portions of the debentures called for redemption.

The debentures will not be entitled to the benefit of a sinking fund.

UNDERWRITING

Boston Edison and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the debentures. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the debentures indicated in the following table:

Underwriter	Principal Amount of Debentures
Banc One Capital Markets, Inc.	$
Credit Suisse First Boston Corporation
Salomon Smith Barney Inc.
Fleet Securities, Inc.
BNY Capital Markets, Inc.
The Royal Bank of Scotland plc
Goldman, Sachs & Co.

Total	$

Debentures sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any debentures sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to             % of the principal amount of the debentures. Any such securities dealers may resell any debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to             % of the principal amount of the debentures. If all of the debentures are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms.

Boston Edison has been advised by the underwriters that the underwriters intend to make a market in the debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debentures.

In connection with the offering, the underwriters may purchase and sell the debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased the debentures sold by or for the account of such underwriter in stabilizing transactions or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Boston Edison estimates that its total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

Boston Edison has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

From time to time, the underwriters and their affiliates perform investment banking, commercial banking and other financial services for Boston Edison and its affiliates.

Credit Suisse First Boston Corporation will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston Corporation and its customers and is not a party to any transactions. Market Axess Inc. will not function as an underwriter or agent of the issuer, nor will Market Axess Inc. act as a broker for any customer of Credit Suisse First Boston Corporation. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston Corporation based on transactions the underwriter conducts through the system. Credit Suisse First Boston Corporation will make securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the debentures in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of debentures are made. Any resale of the debentures in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the debentures.

Representations of Purchasers

By purchasing debentures in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

•	the purchaser is entitled under applicable provincial securities laws to purchase the debentures without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under “—Resale Restrictions.”

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the debentures, for rescission against us in the event that this prospectus supplement or the accompanying prospectus contain a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the debentures. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the debentures. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us.  In no case will the amount recoverable in any action exceed the price at which the debentures were offered  to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the debentures as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as any expert named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of debentures should consult their own legal and tax advisors with respect to the tax consequences of an investment in the debentures in their particular circumstances and about the eligibility of the debentures for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of Certain Underwriters

We are in compliance with the terms of the indebtedness owed by us to affiliates of Banc One Capital Markets, Inc., Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., BNY Capital Markets, Inc., Fleet Securities, Inc., and The Royal Bank of Scotland plc. The decision of Banc One Capital Markets, Inc., Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., BNY Capital Markets, Inc., Fleet Securities, Inc., and The Royal Bank of Scotland plc to distribute the debentures was not influenced by their respective affiliates that are our lenders and those affiliates had no involvement in determining whether or when to distribute the debentures under this offering or the terms of this offering. Banc One Capital Markets, Inc., Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., BNY Capital Markets, Inc., Fleet Securities, Inc., and The Royal Bank of Scotland plc will not receive any benefit from this offering other than the underwriting discounts and commissions paid by us.

VALIDITY OF DEBENTURES

The validity of the debentures will be passed upon for Boston Edison by Ropes & Gray, Boston, Massachusetts, and for the underwriters by Sullivan & Cromwell, New York, New York.

$500,000,000

Boston Edison Company

Debt Securities

We may offer and sell our unsecured debt securities from time to time in one or more series.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus or the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 28, 2001.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the “SEC,” using a “shelf” registration process. Under this shelf process, we may from time to time sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the terms of your debt securities vary between this prospectus and the accompanying prospectus supplement, you should rely on the information in the following order of priority:

•	the prospectus supplement; and

•	the prospectus.

You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Boston Edison,” the “Company,” “we,” “us,” “our” or similar references mean Boston Edison Company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the offer and sale of the securities described in this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
Northeast Regional Office
7 World Trade Center
Suite 1300
New York, New York 10048

Midwest Regional Office
500 West Madison Street
Suite 1400
Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is:

http://www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

•	Annual Report on Form 10-K for the year ended December 31, 1999, as amended by the Form 10-K/A filed September 29, 2000.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date we sell all of the debt securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC’s Internet world wide web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Boston Edison Company
c/o NSTAR
Investor Relations
800 Boylston Street
Boston, Massachusetts 02199
(617) 424-3562

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

THE COMPANY

Boston Edison Company (“Boston Edison” or “the Company”) is a regulated public utility incorporated in 1886 under Massachusetts law and is a wholly-owned subsidiary of NSTAR. NSTAR is Massachusetts’ largest investor owned combined electric and gas utility. NSTAR transmits and delivers electricity to 1.1 million customers and natural gas to 250,0000 customers in over 100 communities in eastern Massachusetts. NSTAR is an exempt public utility holding company, and its utility subsidiaries in addition to the Company are Commonwealth Electric Company, Cambridge Electric Light Company, Canal Electric Company and Commonwealth Gas Company. Effective November 1, 2000, NSTAR’s three retail electric companies, including the Company, began to operate under the NSTAR Electric brand name and Commonwealth Gas began to operate under the NSTAR Gas brand name. Although the companies will continue to maintain their separate corporate legal form, they are now operating on a “doing business as” basis. NSTAR’s non-utility operations include telecommunications, district heating and cooling operations, and liquefied natural gas services.

Boston Edison currently supplies electricity at retail to an area of 590 square miles, including the city of Boston and 39 surrounding cities and towns. The population of the area served with electricity at retail is approximately 1.5 million. In 2000 Boston Edison served an average of approximately 681,000 customers. Boston Edison also supplies electricity at wholesale for resale to other utilities and municipal electric departments.

Harbor Electric Energy Company, a wholly-owned subsidiary of Boston Edison, provides distribution services and ongoing support to its sole customer, the Massachusetts Water Resource Authority’s wastewater treatment facility located on Deer Island in Boston, Massachusetts.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges are as follows for the five most recent fiscal years and the twelve months ended September 30, 2000:

	Twelve Months Ended September 30, 2000(1)		Years Ended December 31,
			1999(1)		1998		1997		1996		1995
Ratio of Earnings to Fixed Changes	2.53	x	2.84	x	2.74	x	2.50	x	2.42	x	2.01	x

(1)
Fixed charges include interest expense related to securitization of approximately $35 million for the twelve months ended September 30, 2000 and approximately $20 million for year ended December 31, 1999. Excluding securitization interest, the ratios of earnings to fixed charges would be 3.32x for the twelve months ended September 30, 2000 and 3.22x for the year ended December 31, 1999.

USE OF PROCEEDS

Unless the prospectus supplement indicates otherwise, we anticipate adding the net proceeds to be received from the sale of the debt securities to our general funds, which may be used for:

•	the payment at maturity of certain outstanding long-term indebtedness and equity securities;

•	the payment of capital expenditures for extensions, additions, improvements to the Company’s plant and properties, or for the payment of obligations of the Company incurred for such expenditures;

•	the refinancing of short-term and long-term securities; and/or in the case of tax-exempt loans, required debt service reserve funds and similarly required funds.

Until all of the net proceeds are used, they may be temporarily invested in short-term interest-bearing securities.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under an indenture dated as of September 1, 1988, between us and The Bank of New York (as successor to Bank of Montreal Trust Company), as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement that contains this prospectus.

The following summary of provisions of the indenture is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture. The following summary describes the general terms of the debt securities. The prospectus supplement will include the particular terms of debt securities being offered which differ from or add to these general terms.

The debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Boston Edison.

General

We may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. Neither the indenture nor the debt securities will limit or otherwise restrict the amount of other indebtedness, including secured indebtedness, which we may incur or other securities which we may issue. As of December 31, 2000, we had an aggregate of $540,270,000 principal amount of debt securities outstanding under the indenture, consisting of five series.

The prospectus supplement will include the particular terms of the debt securities, including:

•	the title and series designation;

•	the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities of that series;

•	any rate or rates (or method for establishing the rate or rates) at which the debt securities shall bear interest;

•	the date from which any interest shall accrue;

•	any interest payment dates;

•	the stated maturity date or dates on which principal is payable;

•	whether the debt securities are to be issued in global form;

•	any sinking fund requirements;

•	any provisions for redemption, and the redemption price or prices;

•	the denominations in which the debt securities shall be issuable;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the place or places where payments on the debt securities shall be made and

•	the debt securities may be presented for registration of transfer or exchange;

•	whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•	if other than the full principal amount, the portion of the principal amount of the debt securities payable upon acceleration of the maturity of the debt securities;

•	any index used to determine the amount of payment of principal of (and premium, if any) or interest on the debt securities;

•	the person to whom any interest on the debt securities of the series shall be payable if other than the registered holder;

•
any additional or different events of default that apply to debt securities of the series and any change in the right of the trustee or the required holders of those debt securities to declare the principal thereof due and payable;

•	any additional or different covenants that apply to debt securities of the series; and

•	any other terms of the debt securities.

We may issue debt securities as “original issue discount securities,” which bear either no interest or interest at a rate which at the time of issuance is below market rates. These securities will be sold at a substantial discount below their principal amount. In the event that the maturity of an original issue discount security is accelerated, the amount payable to the holder upon acceleration will be determined in accordance with the terms of that security and the indenture, but will be an amount less than the amount payable at the stated maturity of the principal of the security. The prospectus supplement will describe special federal income tax and other considerations relating to original issue discount securities.

The covenants contained in the indenture and the debt securities will not protect holders in the event of a sudden decline in our creditworthiness that might result from a recapitalization, restructuring, or other highly leveraged transaction.

Registration and Transfer

Unless otherwise indicated in the prospectus supplement, we will issue each series of debt securities in registered form only, without coupons and in denominations of $1,000 or integral multiples thereof. Holders may present debt securities in registered form for registration of transfer or exchange for other debt securities of the same series at the corporate trust office of the trustee.

No service charge will be made for any registration of transfer or exchange of the debt securities except to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

Payment and Place of Payment

We will pay principal of and any premium and interest on the debt securities at the corporate trust office of the trustee. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Events of Default

The following are “events of default” under the indenture with respect to any series of debt securities:

•	default in the payment of any principal or premium when due and when that default has continued for three business days;

•	default in the payment of any interest when due, which continues for 30 days;

•	default in the deposit of any sinking fund payment when due and when that default has continued for three business days;

•	default in the performance of any other obligation contained in the indenture for the benefit of debt securities of that series, which continues for 60 days after written notice;

•	default in the payment of other indebtedness of $10,000,000 or more at its stated maturity;

•	acceleration of other indebtedness in a principal amount of $10,000,000 or more, which is not annulled within 90 days after written notice;

•	specified events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.

If an event of default under the indenture occurs and continues for any series of debt securities, the trustee or the holders of at least 33% in aggregate principal amount of the outstanding securities of that series may declare the principal amount, or any lesser amount provided for in the debt securities of that series, to be due and payable immediately. After the trustee or the holders have accelerated a series of debt securities, but before the trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under specified circumstances, rescind and annul the acceleration.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

•	in the payment of any amounts due and payable under the debt securities of that series; or

•
in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each holder of outstanding debt securities of the affected series.

The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that this direction is not in conflict with any rule of law or the indenture. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with the direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy thereunder, if:

•	that holder previously gave written notice to the trustee of a continuing event of default with respect to debt securities of that series;

•
the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of that series also shall have made written request to the trustee to institute the proceeding as trustee and offered the trustee indemnity satisfactory to the trustee;

•	the trustee shall have failed to institute the proceeding within 60 days; and

•
the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request during that 60-day period.

However, any holder of a debt security has the absolute, unconditional right to institute suit for any defaulted payment after the due date for payment under that debt security.

We are required to furnish to the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in such performance.

Modification and Waiver

The indenture may be modified and amended by us and the trustee through a supplemental indenture, with the consent of holders of at least a majority in principal amount of each series of debt securities affected. However, without the consent of each holder of any debt security affected, we may not amend or modify any indenture to:

•	change the stated maturity date of the principal, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment with respect to any debt security;

•
reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture;

•
reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to waive any past default; or change any obligation of ours to maintain an office or agency in each place of payment.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, and we may convey, transfer or lease all or substantially all of our assets to any corporation, provided that:

•
the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations on the debt securities under the indenture;

•	we are not, or any successor corporation is not, immediately after any consolidation or merger, in default under the indenture; and

•	other specified conditions are met.

Regarding the Trustee

The Bank of New York (as successor to Bank of Montreal Trust Company) is the trustee and paying agent under the indenture. We maintain banking relationships with the trustee and affiliates of the trustee in the ordinary course of business.

Governing Law

The indenture is, and the debt securities will be, governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

GLOBAL SECURITIES

We may issue the debt securities in whole or in part in the form of one or more fully registered global securities, each a “global security” that will be deposited with, or on behalf of, a depository. Unless otherwise indicated in the prospectus supplement, the depository will be The Depository Trust Company (“DTC”) and the debt securities will be registered in the name of Cede & Co. or another nominee of DTC.

The specific terms of the depository arrangement with respect to any debt securities will be described in the prospectus supplement. We anticipate that the following provisions will apply to all depository arrangements.

So long as the depository or its nominee is the holder of a global security, the depository or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security representing debt securities:

•	will not be entitled to have the debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depository and, if that person is not a participant in the depository, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository will authorize the participants holding the relevant beneficial interest to give or take that action, and the participants will authorize beneficial owners owning through them to give or take (or direct the participants to give or take) that action.

Payments of principal of or any premium and interest on debt securities represented by a global security will be made to the depository or its nominee as the registered holder of the global security representing the debt securities. Neither Boston Edison, the trustee for the debt securities, any paying agent for the debt securities nor the securities registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Global debt securities may be exchanged for definitive debt securities only if:

•
the depository has notified us that it is unwilling or unable to continue as depository for the global debt security or has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

•	there shall have occurred and be continuing an event of default with respect to the debt securities represented by the global debt security; or

•	we decide, in our discretion, that the global debt security shall be exchangeable.

Unless and until it is exchanged in whole or in part for debt securities in definitive form in the manner described above, a global security may not be transferred except as a whole by the depository to a nominee of the depository, by a nominee of the depository to the depository or another nominee of the depository, or by the depository or any such nominee to a successor of the depository or a nominee of such successor.

Book-Entry Issuance

DTC has advised us that:

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security (a “beneficial owner”) is in turn recorded on the direct and indirect participants’ records. DTC will maintain accounts showing the debt security holdings of its participants, and these participants will in turn maintain accounts showing the debt security holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities for their customers. Thus, each beneficial owner of a book-entry debt security will hold that debt security indirectly through a hierarchy of intermediaries, with DTC at the “top” and the beneficial owner’s own securities intermediary at the “bottom.”

Beneficial owners will not receive written confirmation from DTC of their purchases. Instead, beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the debt securities. Transfers of ownership interests in the debt securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts those debt securities are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, and the voting rights of direct participants, indirect participants and beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. (or other DTC nominee) as the registered holder of the debt securities. If less than all of the debt securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting with respect to the debt securities is limited to the holders of record of the debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. (or other DTC nominee) will itself consent or vote with respect to the debt securities. Under its usual procedures, DTC will mail an omnibus proxy to the trustee as soon as possible after the record date. An omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date, who are identified in a listing attached to the omnibus proxy.

Redemption proceeds and distribution payments on the debt securities will be made by Boston Edison or the trustee to Cede & Co. (or other DTC nominee) as registered holder of the debt securities. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of participants and not of DTC, the trustee or Boston Edison, subject to any applicable statutory or regulatory requirements. Payment of redemption proceeds and distributions to DTC is the responsibility of Boston Edison or the trustee, and disbursements of those payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depository with respect to any of the debt securities at any time by giving reasonable notice to the trustee and us. Under these circumstances, in the event that a successor securities depository is not obtained, definitive certificates representing such debt securities are required to be printed and delivered. Additionally, we, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, definitive certificates for such debt securities will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we assume no responsibility for the accuracy thereof. Neither we nor the trustee has any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell securities:

•	to the public through a group of underwriters managed or co-managed by one or more underwriters;

•	through one or more agents; or

•	directly to purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any agents or underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may agree to enter into an agreement to indemnify the agents and theseveral underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents or the underwriters may be required to make.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our affiliates in the ordinary course of business.

The debt securities will be new issues of securities and will have no established trading market. Unless otherwise indicated in the prospectus supplement relating to a specific issuance of debt securities, the debt securities will not be listed on a national securities exchange or the Nasdaq National Market. We can give no assurance as to the liquidity of or the existence of trading markets for the debt securities.

VALIDITY OF SECURITIES

The validity of the securities will be passed upon by Ropes & Gray for Boston Edison.

EXPERTS

The consolidated financial statements of Boston Edison Company included in Boston Edison Company’s Annual Report on Form 10-K, as amended by Form 10-K/A filed on September 29, 2000, for the year ended December 31, 1999, which is incorporated by reference in this prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

$

BOSTON EDISON COMPANY

            % Debentures due

PROSPECTUS SUPPLEMENT

Banc One Capital Markets, Inc.
Credit Suisse First Boston
Salomon Smith Barney
Fleet Securities, Inc.
BNY Capital Markets, Inc.
The Royal Bank of Scotland
Goldman, Sachs & Co.